Exhibit 23.1

Consent of Qualified Person

In connection with the Thunder Mountain Gold, Inc. Annual Report on Form 10-K for the year ended December 31, 2025, and any amendments or supplements and/or exhibits thereto (collectively, the "Form 10-K"), the undersigned consents to:

(i) the filing and use of the technical report summary titled "Initial Assessment Technical Report Summary on the South Mountain Project, Owyhee County, Idaho USA S-K 1300 Report" (the "TRS"), with an effective date of December 31, 2023, as an exhibit to and referenced in the Form 10-K;

(ii) the use of and references to our name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the TRS and the Form 10-K; and

(iii) any extracts or summaries of the TRS included or incorporated by reference in the Form 10-K, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

Dated: March 24, 2026

/s/ Signed Hard Rock Consulting, LLC

Hard Rock Consulting, LLC

13918 E. Mississippi Ave. Suite 474

Aurora, CO 80012